Exhibit 99.1

PRESS RELEASE
CONTACT:
Brian L. Cantrell
Alliance Resource Partners, L.P.
1717 South Boulder Avenue, Suite 400
Tulsa, Oklahoma 74119
(918) 295-7673
FOR IMMEDIATE RELEASE

ALLIANCE RESOURCE PARTNERS, L.P.

Reports Solid Second Quarter and Record First Half Results for 2006, Continued Progress on Growth Initiatives, Increases Quarterly Cash Distribution 8.7% to $0.50 Per Unit, and Confirms Guidance

TULSA, Oklahoma, July 31, 2006 – Alliance Resource Partners, L.P. (NASDAQ: ARLP) (the “Partnership”) today reported increases to revenues, EBITDA and coal production for the second quarter ended June 30, 2006 (the “2006 Quarter”). Revenues for the 2006 Quarter increased 6.0% to $221.3 million, as compared to $208.7 million for the quarter ended June 30, 2005 (the “2005 Quarter”) while coal production for the 2006 Quarter climbed to 5.8 million tons, an increase of 2.8% over the 5.6 million tons produced during the 2005 Quarter. The Partnership’s net income for the 2006 Quarter of $40.6 million, or $0.94 of adjusted net income per diluted limited partner unit, compares to net income for the 2005 Quarter of $40.8 million, or $1.02 of adjusted net income per diluted limited partner unit. The Partnership’s use of adjusted net income per limited partner unit is consistent with the methodology generally used by securities analysts and consensus estimates. The Partnership also reported EBITDA of $59.9 million in the 2006 Quarter, an increase of 2.5% over 2005 Quarter EBITDA of $58.4 million. (For definitions of adjusted net income per limited partner unit and EBITDA and related reconciliations to GAAP, please see the end of this release.)

The Partnership also announced that the Board of Directors of its managing general partner (the “Board”) declared a quarterly cash distribution of $0.50 per unit for the second quarter ended June 30, 2006. The second quarter 2006 distribution, which equates to an annualized rate of $2.00 per unit, will be paid on August 14, 2006, to all unitholders of record as of August 7, 2006. The announced distribution represents an 8.7% increase over the $0.46 per unit cash distribution for the first quarter of this year and a 21.2% increase over the second quarter 2005 cash distribution of $0.4125 per unit. Increases to the Partnership’s quarterly cash distribution to unitholders are generally considered by the Board at its January and July meetings.

“Alliance Resource Partners posted solid results for the second quarter and set records for tons produced and sold, revenues, EBITDA and net income during the first half of 2006,” said Joseph W. Craft III, President and Chief Executive Officer. “I am particularly pleased with these results as we continue to build for Alliance’s future by executing on our growth initiatives. This month we added the third unit of production at Elk Creek, and productivity at Elk Creek and Van Lear are improving as these mines move towards operating at full capacity. Development of the Mountain View mine also continues on schedule. Our strong current performance during this transitional period and confidence in the future of coal allowed Alliance to once again increase distributions to our unitholders.”

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Consolidated Financial Results

Increased revenues for the 2006 Quarter were primarily attributable to record average coal sales prices realized during the period. As a result of timing differences in the Partnership’s Northern Appalachian coal sales and increased coal processing for Illinois Basin customers, tons of coal sold during the 2006 Quarter were approximately 187,000 tons less than the tons of coal sold during the 2005 Quarter. Revenues for the 2006 Quarter were also impacted by lower synfuel-related revenues, which declined $1.7 million to $5.1 million for the 2006 Quarter.

As a result of increased coal production, higher sales related expenses and continued cost increases experienced during the 2006 Quarter, operating expenses rose to $140.9 million as compared to $128.1 million for the 2005 Quarter. Cost increases particularly impacted materials and supply costs (primarily consumables such as steel, power and fuel) and maintenance expense. Operating expenses were impacted by the ongoing transition of three of the Partnership’s operations from development to full production. The Elk Creek and Van Lear mines have commenced initial production operations, but have not yet reached full production capacity. Development activities are expected to continue at the Mountain View mine until the transition from the depleting Mettiki mine is completed in the fourth quarter of 2006. These transition activities have impacted productivity and resulted in higher per ton operating costs at these operations. In addition, labor costs have increased as the Partnership added more than 150 new employees since the beginning of 2006 to staff its ongoing growth initiatives. Consequently, the Partnership is currently experiencing higher operating costs per ton than are expected when these three operations reach full production capacity.

General and administrative expenses decreased in the 2006 Quarter to $7.1 million from $10.5 million during the 2005 Quarter, which decrease was primarily attributable to a reduction in unit-based incentive compensation expense. Increased capital spending associated with the Partnership’s growth initiatives, particularly the Elk Creek, Mountain View and Van Lear projects, resulted in higher depreciation, depletion and amortization expense, which increased $2.9 million during the 2006 Quarter to $16.3 million.

For the six months ended June 30, 2006 (the “2006 Period”), the Partnership reported net income of $88.8 million, an increase of 11.2% over net income of $79.9 million for the six months ended June 30, 2005 (the “2005 Period”). Revenues for the 2006 Period improved 13.7% to $459.6 million and coal sales increased 2.5% to 11.7 million tons, as compared to $404.3 million and 11.4 million tons for the 2005 Period, respectively. Total coal production increased 6.0% during the 2006 Period to 12.1 million tons, compared to 11.4 million tons of coal produced during the 2005 Period.

Financial results for the 2006 Period benefited from increased coal production and sales volumes, as well as higher average coal sales prices, which rose 11.4% to $36.30 as compared to the 2005 Period. The Partnership’s year-to-date financial performance also benefited from lower general and administrative expenses, which decreased $2.0 million during the 2006 Period, primarily as a result of lower unit-based incentive compensation. Financial results for the 2006 Period were negatively affected by higher operating expenses and increased depreciation, depletion and amortization as discussed above.

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Regional Results and Analysis

	Illinois Basin		Central Appalachia		Northern Appalachia		Total (4)
	2006 Qtr	2005 Qtr	2006 Qtr	2005 Qtr	2006 Qtr	2005 Qtr	2006 Qtr	2005 Qtr
Tons sold (millions)	3.9	4.1	0.9	0.9	0.8	0.8	5.6	5.8
Coal sales price per ton (1)	$34.01	$30.95	$52.32	$47.07	$29.51	$30.93	$36.90	$33.37
Adjusted EBITDA expense per ton (2)	$23.25	$21.24	$39.35	$32.12	$20.92	$20.28	$26.10	$22.82
Adjusted EBITDA (millions) (3)	$47.4	$46.5	$11.7	$13.0	$6.9	$9.1	$67.0	$68.9

(1)	Sales price per ton is defined as total coal sales dividend by total tons sold.
(2)	Adjusted EBITDA expense per ton represents the sum of operating expenses, outside purchases and other income divided by total tons sold.
(3)	For a definition of Adjusted EBITDA and reconciliation to GAAP, please see the end of this release.
(4)	Total includes other and corporate.

The Partnership’s coal sales volumes for the 2006 Quarter totaled 5.6 million tons, a decrease of 3.2% from the 5.8 million tons of coal sold in the 2005 Quarter. Coal inventories at our operations increased by approximately 400,000 tons during the 2006 Quarter. Approximately 34% of the increase was due to timing differences between production and sales commitments at the Mettiki mine in Northern Appalachia. The balance was primarily at the Partnership’s Illinois Basin region operations, most of which was caused by a slight delay in the completion of the new preparation plant at the new Elk Creek mine, which plant became operational last week. Demand for higher quality coal by Illinois Basin customers also required increased processing during the 2006 Quarter. Although this additional processing resulted in lower Illinois Basin coal sales volumes, sales of higher quality coal contributed to higher average coal sales prices realized by the Partnership in the region as discussed below.

Total average coal sales prices for the 2006 Quarter increased 10.6% over the 2005 Quarter to a record $36.90 per ton sold. Average coal sales prices in the Illinois Basin region increased 9.9% due to higher quality product sales and as a result of new coal sales agreements and the re-pricing of several long-term coal sales contracts at higher prices. The Central Appalachian region also benefited from improved contract pricing as average coal sales prices increased 11.2% during the 2006 Quarter. Average sales prices realized in the Northern Appalachian region decreased 4.6% primarily due to fewer tons sold into the higher priced export market during the 2006 Quarter.

Total adjusted EBITDA expense increased $3.28 per ton during the 2006 Quarter to $26.10 per ton sold, primarily due to the impact of the previously discussed cost pressures in each of the Partnership’s operating regions as well as higher costs per ton related to the ramping up to full production at Elk Creek and the transition into the Van Lear seam at Pontiki. (For a definition of adjusted EBITDA and reconciliation to GAAP, please see the end of this release.)

Outlook

Mild temperatures during the first half of the year contributed to the recent weakness in the near term coal markets. However, we believe the long term fundamentals for coal remain positive. As worldwide economic expansion drives increased energy consumption, growth in coal demand is expected to outpace competing fuels. In addition to near term demand strength for scrubber quality coal, new coal-fired power generation and increasing activity in coal conversion projects are strong indicators that the future demand outlook for coal is positive. According to the U.S. Energy Information Administration, global demand for coal is now projected to nearly double over the next 25 years.

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“Alliance continues to build for its future and the anticipated growth in the high sulfur coal markets,” said Mr. Craft. “In addition to the progress at our Elk Creek, Van Lear and Mountain View mines, permitting continues for the Tunnel Ridge, Penn Ridge, River View and Gibson South projects and we are actively pursuing other growth opportunities. We also remain diligent in our efforts to meet or exceed the highest safety standards in the industry. As a result, Alliance is currently estimating total capital expenditures for 2006 in the range of $175 to $190 million. This is $15 million higher than previously estimated. One-third of the increase relates to new safety legislation, $4.0 million is for the purchase of coal reserves in Eastern Kentucky and the balance is for increased capital requirements at Elk Creek, Van Lear and Mountain View.”

The Partnership is confirming its previous guidance for 2006 coal production in a range of 24.3 to 24.5 million tons. In addition, the Partnership has committed essentially all of its estimated 2006 coal sales tons in the market and is confirming its previous guidance for 2006 revenues, excluding transportation revenues, in a range of $910.0 to $930.0 million. Coal sales volumes currently open to market pricing includes approximately 7.0 million tons in 2007 and 16.4 million tons in 2008.

Reflecting the Partnership’s strong performance in the first half of the year and based on current projections, the Partnership is also confirming its previous 2006 guidance ranges for EBITDA, $245.0 to $265.0 million, and net income, $160.0 to $180.0 million. The guidance ranges for both EBITDA and net income exclude the impact of any additional insurance recoveries attributable to the MC Mining Fire Incident. (For a reconciliation of estimated annual 2006 EBITDA to GAAP, please see the end of this release.)

The statements and projections used throughout this release are based on current expectations. These statements and projections are forward-looking, and actual results may differ materially. These projections do not include the potential impact of any mergers, acquisitions or other business combinations that may occur after the date of this release. At the end of this release, we have included more information regarding business risks that could affect our results.

Alliance Resource Partners, L.P. is a diversified producer and marketer of steam coal to major United States utilities and industrial users. Alliance Resource Partners, the nation’s only publicly traded master limited partnership involved in the production and marketing of coal, is currently the fifth largest coal producer in the eastern United States with operations in all major eastern coalfields. Alliance Resource Partners currently operates eight underground mining complexes in Illinois, Indiana, Kentucky and Maryland; and is developing the Mountain View mine in West Virginia, which will replace the Maryland mine that will deplete its reserves at the end of this year.

Partnership news, unit prices and additional information about Alliance Resource Partners, including filings with the Securities and Exchange Commission, are available at http://www.arlp.com. For more information, contact the investor relations department of Alliance Resource Partners at 918-295-7674 or via e-mail at investorrelations@arlp.com

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FORWARD-LOOKING STATEMENTS: With the exception of historical matters, any matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projected results. These risks, uncertainties and contingencies include, but are not limited to, the following: increased competition in coal markets and our ability to respond to the competition; fluctuation in coal prices, which could adversely affect our operating results and cash flows; risks associated with the expansion of our operations and properties; deregulation of the electric utility industry or the effects of any adverse change in the domestic coal industry, electric utility industry, or general economic conditions; dependence on significant customer contracts, including renewing customer contracts upon expiration of existing contracts; customer bankruptcies and/or cancellations or breaches of existing contracts; customer delays or defaults in making payments; fluctuations in coal demand, prices and availability due to labor and transportation costs and disruptions, equipment availability, governmental regulations and other factors; our productivity levels and margins that we earn on our coal sales; greater than expected increases in raw material costs; greater than expected shortage of skilled labor; any unanticipated increases in labor costs, adverse changes in work rules, or unexpected cash payments associated with post-mine reclamation and workers’ compensation claims; any unanticipated increases in transportation costs and risk of transportation delays or interruptions; greater than expected environmental regulation, costs and liabilities; a variety of operational, geologic, permitting, labor and weather-related factors; risk associated with major mine-related accidents, such as mine fires or other interruptions; results of litigation; difficulty maintaining our surety bonds for mine reclamation as well as workers’ compensation and black lung benefits; difficulty obtaining commercial property insurance, and risks associated with our participation (excluding any applicable deductible) in the commercial insurance property program; and, a loss or reduction of the direct or indirect benefit from certain state and federal tax credits, including non-conventional source fuel tax credits.

Additional information concerning these and other factors can be found in the Partnership’s public periodic filings with the Securities and Exchange Commission (“SEC”), including the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2005, filed on March 16, 2006 with the SEC. Except as required by applicable securities laws, the Partnership does not intend to update its forward-looking statements.

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ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND OPERATING DATA

(In thousands, except unit and per unit data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Tons sold	5,570	5,757	11,672	11,388
Tons produced	5,802	5,642	12,050	11,371

SALES AND OPERATING REVENUES:
Coal sales	$205,513	$192,127	$423,725	$370,973
Transportation revenues	8,956	8,384	18,990	18,007
Other sales and operating revenues	6,835	8,205	16,909	15,363

Total revenues	221,304	208,716	459,624	404,343

EXPENSES:
Operating expenses	140,877	128,125	292,887	247,518
Transportation expenses	8,956	8,384	18,990	18,007
Outside purchases	4,705	3,392	8,231	7,509
General and administrative	7,091	10,547	14,249	16,255
Depreciation, depletion and amortization	16,288	13,396	31,010	27,024

Total operating expenses	177,917	163,844	365,367	316,313

INCOME FROM OPERATIONS	43,387	44,872	94,257	88,030
INTEREST EXPENSE	(3,439)	(3,953)	(6,588)	(7,900)
INTEREST INCOME	909	583	1,813	1,056
OTHER INCOME	197	119	468	224

INCOME BEFORE INCOME TAXES, CUMULATIVE EFFECT OF ACCOUNTING CHANGE AND MINORITY INTEREST	41,054	41,621	89,950	81,410
INCOME TAX EXPENSE	547	829	1,306	1,539

INCOME BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGE AND MINORITY INTEREST	40,507	40,792	88,644	79,871
CUMULATIVE EFFECT OF ACCOUNTING CHANGE	—	—	112	—
MINORITY INTEREST	43	—	43	—

NET INCOME	$40,550	$40,792	$88,799	$79,871

GENERAL PARTNERS’ INTEREST IN NET INCOME	$6,090	$3,025	$10,934	$4,709

LIMITED PARTNERS’ INTEREST IN NET INCOME	$34,460	$37,767	$77,865	$75,162

BASIC NET INCOME PER LIMITED PARTNER UNIT	$0.73	$0.73	$1.56	$1.44

DILUTED NET INCOME PER LIMITED PARTNER UNIT	$0.72	$0.72	$1.55	$1.41

DISTRIBUTIONS PAID PER COMMON UNIT	$0.46	$0.375	$0.92	$0.75

WEIGHTED AVERAGE NUMBER OF UNITS OUTSTANDING-BASIC	36,426,306	36,260,880	36,426,306	36,260,880

WEIGHTED AVERAGE NUMBER OF UNITS OUTSTANDING-DILUTED	36,797,407	36,995,172	36,780,300	36,994,006

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ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except unit data)

	June 30, 2006	December 31, 2005
	(Unaudited)
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$48,600	$32,054
Trade receivables, net	77,706	94,495
Other receivables	4,642	2,330
Due from affiliates	115	—
Marketable securities	24,477	49,242
Inventories	35,902	17,270
Advance royalties	2,952	2,952
Prepaid expenses and other assets	3,801	8,934

Total current assets	198,195	207,277

PROPERTY, PLANT AND EQUIPMENT:
Property, plant and equipment at cost	726,189	635,086
Less accumulated depreciation, depletion and amortization	(357,372)	(330,672)

Total property, plant and equipment	368,817	304,414

OTHER ASSETS:
Advance royalties	22,905	16,328
Other long-term assets	5,085	4,668

Total other assets	27,990	20,996

TOTAL ASSETS	$595,002	$532,687

LIABILITIES AND PARTNERS’ CAPITAL

CURRENT LIABILITIES:
Accounts payable	$53,806	$53,473
Due to affiliates	1,540	8,795
Accrued taxes other than income taxes	13,806	13,177
Accrued payroll and related expenses	12,810	12,466
Accrued pension benefit	9,263	7,588
Accrued interest	4,787	4,855
Workers’ compensation and pneumoconiosis benefits	7,628	7,740
Other current liabilities	9,546	5,120
Current maturities, long-term debt	18,000	18,000

Total current liabilities	131,186	131,214

LONG-TERM LIABILITIES:
Long-term debt, excluding current maturities	144,000	144,000
Pneumoconiosis benefits	24,750	23,293
Workers’ compensation	33,246	30,050
Reclamation and mine closing	42,484	38,716
Due to affiliates	1,516	6,940
Minority interest	957	—
Other liabilities	6,369	2,697

Total long-term liabilities	253,322	245,696

Total liabilities	384,508	376,910

COMMITMENTS AND CONTINGENCIES

PARTNERS’ CAPITAL:
Limited Partners – Common Unitholders 36,426,306 units outstanding	513,386	461,068
General Partners’ deficit	(295,937)	(298,270)
Unrealized loss on marketable securities	(2)	(68)
Minimum pension liability	(6,953)	(6,953)

Total Partners’ capital	210,494	155,777

TOTAL LIABILITIES AND PARTNERS’ CAPITAL	$595,002	$532,687

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ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Six Months Ended June 30,
	2006	2005
CASH FLOWS PROVIDED BY OPERATING ACTIVITIES	$128,820	$96,396

CASH FLOWS FROM INVESTING ACTIVITIES:
Property, plant and equipment:
Capital expenditures	(92,017)	(47,306)
Changes in accounts payable and accrued liabilities	(1,786)	4,265
Proceeds from sale of property, plant and equipment	510	193
Purchase of marketable securities	(19,187)	(24,373)
Proceeds from marketable securities	44,018	24,399
Payment for purchase of River View Coal, LLC	(1,648)	—

Net cash used in investing activities	(70,110)	(42,822)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payment of debt issuance cost	(690)	—
Equity contribution received by Mid-America Carbonates, LLC	1,000	—
Distributions to Partners	(42,474)	(29,594)

Net cash used in financing activities	(42,164)	(29,594)

NET CHANGE IN CASH AND CASH EQUIVALENTS	16,546	23,980

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	32,054	31,177

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$48,600	$55,157

CASH PAID FOR:
Interest	$6,934	$7,613

Income taxes to taxing authorities	$1,900	$1,900

NON-CASH INVESTING ACTIVITY
Purchase of property, plant and equipment	$7,577	$8,051

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Reconciliation of GAAP “Cash Flows Provided by Operating Activities” to Non-GAAP “EBITDA” and Reconciliation of non-GAAP “EBITDA” to GAAP “Net Income” (in thousands).

	Three Months Ended June 30,		Six Months Ended June 30,		Year Ended December 31,
	2006	2005	2006	2005	2006E Midpoint
Cash flows provided by operating activities	$61,180	$67,892	$128,820	$96,396	$250,000
Long-term incentive plan	(865)	(3,486)	(1,922)	(3,837)	(4,200)
Reclamation and mine closing	(524)	(453)	(1,025)	(905)	(2,000)
Coal inventory adjustment to market	(986)	(112)	(2,122)	(163)	—
Other	(304)	(1,451)	(28)	(1,687)	(1,000)
Net effect of working capital changes	(1,663)	(8,202)	(3,914)	17,091	700
Interest expense, net of interest income	2,530	3,370	4,775	6,844	10,000
Income taxes	547	829	1,306	1,539	1,500
Cumulative effect of accounting change	—	—	(112)	—	—
Minority interest income	(43)	—	(43)	—	—

EBITDA	59,872	58,387	125,735	115,278	255,000
Depreciation, depletion and amortization	(16,288)	(13,396)	(31,010)	(27,024)	(73,500)
Interest expense, net interest income	(2,530)	(3,370)	(4,775)	(6,844)	(10,000)
Income taxes	(547)	(829)	(1,306)	(1,539)	(1,500)
Minority interest income	43	—	43	—	—
Cumulative effect of accounting change	—	—	112	—	—

Net income	$40,550	$40,792	$88,799	$79,871	$170,000

EBITDA is defined as net income before net interest expense, income taxes and depreciation, depletion and amortization. EBITDA is used as a supplemental financial measure by our management and by external users of our financial statements such as investors, commercial banks, research analysts and others, to assess:

•	the financial performance of our assets without regard to financing methods, capital structure or historical cost basis;

•	the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness;

•	our operating performance and return on investment as compared to those of other companies in the coal energy sector, without regard to financing or capital structures; and

•	the viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.

EBITDA should not be considered as an alternative to net income, income from operations, cash flows from operating activities or any other measure of financial performance presented in accordance with generally accepted accounting principles. EBITDA is not intended to represent cash flow and does not represent the measure of cash available for distribution. Our method of computing EBITDA may not be the same method used to compute similar measures reported by other companies, or EBITDA may be computed differently by us in different contexts (i.e. public reporting versus computation under financing agreements).

Reconciliation of EBITDA to Adjusted EBITDA (in thousands):

	Three Months Ended June 30,
	2006	2005
EBITDA	$59,872	$58,387
General and administrative	7,091	10,547

Adjusted EBITDA	$66,963	$68,934

Adjusted EBITDA is defined as net income before income tax expense (benefit), net interest expense, depreciation, depletion and amortization, and general and administrative expenses.

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Reconciliation of GAAP “Net Income per Limited Partner Unit” reflecting the impact of EITF 03-6 to non-GAAP “Adjusted Net Income per Limited Partner Unit”

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Net Income per Limited Partner Unit -
Basic	$0.73	$0.73	$1.56	$1.44
Diluted	$0.72	$0.72	$1.55	$1.41
Dilutive impact of theoretical distribution of earnings pursuant to EITF 03-6 -
Basic	$0.22	$0.31	$0.58	$0.63
Diluted	$0.22	$0.30	$0.57	$0.62
Adjusted Net Income Per Limited Partner Unit -
Basic	$0.95	$1.04	$2.14	$2.07
Diluted	$0.94	$1.02	$2.12	$2.03

Net income per limited partner unit as dictated by EITF 03-6 is theoretical and pro forma in nature and does not reflect the economic probabilities of whether earnings for an accounting period would or could be distributed to unitholders. The Partnership Agreement does not provide for the distribution of net income, rather, it provides for the distribution of available cash, which is a contractually defined term that generally means all cash on hand at the end of each quarter after establishment of sufficient cash reserves required to operate the Partnership in a prudent manner. Accordingly, the distributions we have paid historically and will pay in future periods are not impacted by net income per limited partner unit as dictated by EITF 03-6.

In addition to net income per limited partner unit as calculated in accordance with EITF 03-6, we intend to continue to present “adjusted net income per limited partner unit,” as reflected in the table above, which is consistent with our presentation of net income per limited partner unit in prior periods. “Adjusted net income per limited partner unit,” as presented in the table above, is defined as net income after deducting the amount allocated to the general partners’ interests, including the managing general partner’s incentive distribution rights, divided by the weighted average number of outstanding limited partner units during the period. As part of this calculation, in accordance with the cash distribution requirements contained in the Partnership Agreement, Partnership net income is first allocated to the managing general partner based on the amount of incentive distributions attributable to the period. The remainder is then allocated between the limited partners and the general partners based on their respective percentage ownership in the Partnership. Adjusted net income per limited partner unit is used as a supplemental financial measure by our management and by external users of our financial statements such as investors, commercial banks, research analysts and others, to assess:

•	the actual operation of our Partnership Agreement with respect to the rights of the general and limited partners participation in distributions,

•	the financial performance of our assets without regard to financing methods or capital structure; and our operating performance and return on investment as compared to those of other companies in the coal energy sector, without regard to financing or capital structures.

Our method of computing adjusted net income per limited partner unit may not be the same method used to compute similar measures reported by other companies and may be computed differently by us in different contexts.

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